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Exhibit 4.3

(Face of Note)

[INSERT GLOBAL LEGEND, IF APPLICABLE]

[INSERT PRIVATE PLACEMENT LEGEND, IF APPLICABLE]

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     CUSIP: ____________

8-1/8% Senior Notes due 2015

No. ________	$ ________________

ATLAS PIPELINE PARTNERS, L.P.
and
ATLAS PIPELINE Finance Corp.

promise to pay to _______________________ or registered assigns, the principal sum of ____________________ Dollars of the United States of America [or such greater or lesser amount as may from time to time be endorsed on the Schedule of Exchanges of Interests in the Global Note] on December 15, 2015.

Interest Payment Dates: June 15 and December 15 of each year

Record Dates: June 1 and December 1 of each year

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authorization hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit of this Indenture or be valid or obligatory for any purpose.

ATLAS PIPELINE PARTNERS, L.P.	ATLAS PIPELINE FINANCE CORP.

By: Atlas Pipeline Partners GP, LLC, its General Partner
By:	By:
_________________________________________ Name: Title:	_________________________________________ Name: Title:

Certificate of Authentication:

This is one of the Notes referred to in the within-mentioned Indenture.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:	______________________________________

                               Authorized Signatory

Date of Authentication: ________ ___, ____

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[Back of Note]

8-1/8% Senior Note due 2015

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1.      Interest. Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Company”), and Atlas Pipeline Finance Corp., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 8-1/8% per annum and shall pay any Additional Interest payable pursuant to Section 2 of the Registration Rights Agreements referred to below. The Issuers will pay interest (including Additional Interest, if any) semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 20, 2005; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be June 15, 2006. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (including Additional Interest, if any), without regard to any applicable grace periods, from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     2.      Method of Payment. The Issuers will pay interest (including Additional Interest, if any) on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 next preceding the applicable Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest (including Additional Interest, if any) at the office or agency of the Paying Agent maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest (including Additional Interest, if any) may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest (including Additional Interest, if any) and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3.      Paying Agent and Registrar. Initially, Wachovia Bank, National Association, the Trustee under the Indenture and Supplemental Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers or any of their Subsidiaries may act in any such capacity.

     4.      Indenture. The Issuers issued the Notes under an Indenture dated as of December 20, 2005 (“Indenture”) among the Issuers, the Subsidiary Guarantors and the Trustee and under a Supplemental Indenture dated as of May 12, 2006 (the “Supplemental Indenture”) among the Issuers, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law. The Notes are unsecured general obligations of the Issuers.

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     5.      Optional Redemption. Subject to the additional terms and conditions set forth in the Indenture:

(a) On and after December 15, 2010, the Issuers shall have the option to redeem the Notes, in whole or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed to the registered address of each Holder of Notes to be so redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including Additional Interest, if any), if any, to the applicable redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR	PERCENTAGE
2010	104.0625%
2011	102.7083%
2012	101.3542%
2013 and thereafter	100.0000%

(b) On or before December 15, 2010, the Issuers may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to:

(i) 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date), plus

(ii) the Make Whole Amount.

(c) On or before December 15, 2008, the Issuers may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 108.125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on a record date to receive interest due on the relevant Interest Payment Date); provided that

(i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding after each such redemption; and

(ii) any redemption occurs within 90 days after the closing of such Equity Offering (without regard to any over-allotment option).

     6.      Mandatory Redemption. Except as set forth in paragraph 7 below, the Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

     7.      Repurchase at Option of Holder. Subject to the additional terms and conditions set forth in the Indenture:

(a) If there is a Change of Control, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest (including Additional Interest, if any) thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture and information regarding such other matters as is required under Section 4.06 of the Indenture. The Holder of this Note may elect to have this Note or a portion hereof in an authorized denomination purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below and tendering this Note pursuant to the Change of Control Offer.

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(b) If the Issuers or any Restricted Subsidiary of the Company consummates an Asset Sale, in certain circumstances specified in Section 4.07 of the Indenture the Issuers shall commence a pro rata offer to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any, in the case of the Notes) thereon, if any, to the date of purchase in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for repurchase of Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an Asset Sale Offer will receive an offer to purchase from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

     8.      Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest (including Additional Interest, if any) ceases to accrue on Notes or portions thereof called for redemption unless the Issuers defaults in making such redemption payment.

     9.      Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the portion of any Note being redeemed in part that is not being redeemed. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption or during the period between a record date and the corresponding Interest Payment Date.

     10.      Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     11.      Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Subsidiary Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of such Issuer’s assets, to add or release Subsidiary Guarantors pursuant to the terms of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any such Holder, to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, to add additional Events of Default or to secure the Notes and/or the Guarantees.

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     12.      Defaults and Remedies. Events of Default include in summary form: (i) default for 30 days in the payment when due of interest on, including Additional Interest, if any, with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply (for 30 days in the case of a failure to comply that is capable of cure) with Sections 4.06, 4.07 or 5.01 of the Indenture; (iv) failure by the Company to comply with any of its other agreements in the Indenture for 60 days after notice to the Issuers by the Trustee or to the Issuers and Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any Restricted Subsidiary of the Company (or the payment of which is guaranteed by an Issuer or any Restricted Subsidiary of the Company), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default: (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) the failure by an Issuer or any Restricted Subsidiary of the Company to pay final judgments by courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Guarantee of a Subsidiary Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to an Issuer, the General Partner or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee may or at the request of the Holders of at least 25% in aggregate principal amount of the then outstanding Notes shall declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to an Issuer or the General Partner, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Additional Interest, if any) on, or the principal or premium, if any, of the Notes. The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     13.      Trustee Dealings with Company. The Trustee, in its commercial banking or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14.      No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse Against General Partner. Neither the General Partner nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Issuers, the General Partner or any Subsidiary Guarantor, as such, shall have any liability for any Obligations of the Issuers or the Subsidiary Guarantors under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     15.      Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     16.       Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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     17.      Additional Rights and Obligations of Holders of Restricted Global Notes and Restricted Certificated Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Certificated Notes shall have all the rights and obligations set forth in the Registration Rights Agreement dated as of December 20, 2005, among the Issuers, the Subsidiary Guarantors and the parties named on the signature pages thereof and the Registration Rights Agreement dated as of May 12, 2006, among the Issuers, the Subsidiary Guarantors and the parties named on the signature pages thereof (each a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements” ).

     18.      CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.

     Requests may be made to:

Atlas Pipeline Partners, L.P. 311 Rouser Road Moon Township, Pennsylvania 15108 Attention: Chief Financial Officer

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[FORM OF ASSIGNMENT]

     To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

     ______________________________________________________________________________
                                                           (Insert assignee’s soc. sec. or tax I.D. no.)

     ______________________________________________________________________________
                                                 (Print or type name, address and zip code of assignee)

and irrevocably appoint___________________________________________________________
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:	_________________________________
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee*

___________________

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

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OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Note purchased by the Issuers pursuant to Sections 3.09 and 4.07 or Section 4.06 of the Indenture, check the box below:

[ ] Sections 3.09 and 4.07 [ ] Section 4.06

     If you want to elect to have only part of the Note purchased by the Issuers pursuant to Sections 3.09 and 4.07 or Section 4.06 of the Indenture, state the amount you elect to have purchased (must be an integral multiple of $1,000):

$___________________

Date:	Your Signature:	___________________________
Date:	Your Signature:	___________________________
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee*

________________

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Signature of authorized signatory of Trustee or Note Custodian	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase

__________________

*	This schedule should only be included if the Note is issued in global form.